Exhibit 99.1
For more information, contact:
Albertsons Investor Relations
208/395-6622
Albertsons Public Affairs
208/395-4024
ALBERTSONS ANNOUNCES 2005 FOURTH
QUARTER AND ANNUAL RESULTS
Boise, Idaho (March 7, 2006) – Albertson’s, Inc. (NYSE:ABS) reported financial results today for its 2005 fourth quarter and fiscal year, which ended February 2, 2006.
FOURTH QUARTER RESULTS
The Company’s quarterly results included one less week in fiscal 2005 than it did in 2004. The fourth quarter of 2005 contained thirteen weeks compared to fourteen weeks in the fourth quarter of 2004.
Reported fourth quarter earnings from continuing operations totaled $164 million or $0.44 per diluted share. After adjustment for unusual items, fourth quarter earnings from continuing operations were $200 million or $0.54 per diluted share. Earnings were negatively impacted by $0.03 per diluted share for expenses associated with the Company’s exploration of strategic alternatives and $0.06 per diluted share for a change in method for reflecting early payment discounts related to merchandise purchases, which is explained in greater detail below. In the fourth quarter last year, reported earnings from continuing operations were $186 million or $0.50 per diluted share. After adjustment for unusual items, fourth quarter 2004 earnings from continuing operations were $194 million or $0.52 per diluted share. Last year’s fourth quarter results were negatively impacted by $0.01 per diluted share for the four Florida hurricanes and $0.01 per diluted share for a non-cash lease charge.

During the fourth quarter, total sales were $10.2 billion versus $11.1 billion in the fourth quarter of last year. Total comparable store sales decreased 0.3% and identical store sales decreased 0.4% for the quarter.
Gross margin in the quarter increased 10 basis points to 27.92% versus last year’s fourth quarter of 27.82%. This increase was primarily the result of improvements in the grocery and pharmacy departments and shrink reduction versus the prior year’s fourth quarter. The increase was substantially offset by the adjustment made as a result of the change in method of reflecting early payment discounts related to merchandise purchases.
During the fourth quarter, the Company reviewed its method for reflecting early payment discounts related to merchandise purchases following receipt of revised advice from, and discussions with, its independent public accounting firm. Based on this revised advice, the Company determined that for fiscal 2005 and future reporting it would net these early payment discounts against inventory rather than including them in cost of sales as a financing item. Consequently, the Company is recording a $23 million non-cash after-tax adjustment in the fourth quarter of fiscal 2005 to reflect this change. Management determined, with the concurrence of its independent public accounting firm, that the impact on prior years’ interim and annual financial statements was immaterial. If the Company had applied this method historically, the impact on fiscal 2003, 2004 and 2005 would have been an approximate increase in earnings of $0 million, $1 million and $0 million after-tax in each year. This change will have no impact on historical or future cash flows or the amount the Company has paid or will pay for merchandise.
During the quarter selling, general and administrative expenses as a percent of sales were 24.13%, up 13 basis points from last year’s fourth quarter. This increase was primarily the result of increases in payroll and occupancy related costs. These cost increases were offset by reduced workers compensation costs and gains from the disposal of property including the Company’s San Leandro, California distribution center.
2005 RESULTS
The Company’s annual results included one less week in fiscal 2005 compared to 2004.
Reported net earnings from continuing operations for 2005 reached $462 million or $1.24 per diluted share. After adjustment for unusual items, fiscal 2005 earnings from continuing operations were $513 million or $1.38 per diluted share which is within the Company’s previously issued guidance range. Fiscal 2005 earnings from continuing operations were negatively impacted by $0.03 per diluted share from the three hurricanes that hit Louisiana, Texas and Florida earlier this year, $0.04 per diluted share of expense associated with the Company’s exploration of strategic alternatives and $0.06 per diluted share for the change in method for reflecting early payment discounts related to merchandise purchases. Fiscal 2004 earnings from continuing operations were $474 million or $1.27 per diluted share. After adjustment for unusual items, fiscal 2004 earnings from continuing operations were $493 million or $1.32 per diluted share. Last year’s net earnings from continuing operations were negatively impacted by $0.04 per diluted share from the hurricanes that struck Florida and a $0.01 per diluted share non-cash lease charge.

Total sales for the year reached $40.4 billion versus $39.8 billion last year. 2005 comparable store sales increased 0.4% and identical store sales increased 0.3%, which is consistent with Company guidance of positive comparable and identical store sales for the year.
In its previously announced cost savings program first initiated in mid-2001, the Company announced that it has exceeded its goal of reducing costs by $1.25 billion, a full year ahead of schedule. For the full program, $1.26 billion in savings has now been achieved, including $103 million achieved during the fourth quarter.
During the fourth quarter, 13 new stores were opened, 18 were closed and 37 remodels were completed. For the full year, 56 new stores were opened, 88 were closed and 138 remodels were completed. A total of 2,471 stores were open at the end of the year.
As previously announced on January 23, 2006, the Company has entered into definitive agreements to sell the entire company to a consortium of investors including SUPERVALU Inc., CVS Corporation and an investor group led by Cerberus Capital Management, L.P. that also includes Kimco Realty, Schottenstein Realty, Lubert-Adler Partners and Klaff Realty, LP. The transaction is subject to approval by Albertsons and SUPERVALU shareholders as well as customary regulatory approvals. It is expected to close in mid-2006.

Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.
Pursuant to the requirements of Regulation G, the Company is attaching a reconciliation of adjusted net earnings from continuing operations to the most directly comparable GAAP financial measure. Investors should not exclusively rely on non-GAAP financial measures.
For purposes of identical and comparable store sales percentages disclosed in this release, the acquired Bristol Farms stores are included in the Company’s fourth quarter comparable and identical store sales computations. The acquired Shaw’s stores have been included in the quarterly comparable and identical store sales computations since the second quarter of 2005. The Bristol Farms and Shaw’s stores are not included in the annual comparable and identical store sales computation. Identical stores are defined as stores that have been in operation for both full fiscal periods. Comparable store sales use the same store base as the identical store sales computation but include sales at replacement stores.

Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.
In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: the pending sale of the Company; competing effectively; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” and “goal”.
Important assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking information include the Company’s ability to complete the pending sale of the Company; the Company’s ability to execute its restructuring plans; changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to, or the need to increase reserves for litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; results of the Company’s impairment testing; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.
Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.
ADDITIONAL INFORMATION
SUPERVALU and Albertsons will file a joint proxy statement/prospectus with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about SUPERVALU and Albertson’s, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota, 55344, Attention: Corporate Secretary, or to Albertson’s, Inc., 250 East Parkcenter Boulevard, Boise, Idaho, 83706-3940, Attention: Corporate Secretary. The respective directors and executive officers of SUPERVALU and Albertson’s and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SUPERVALU’s directors and executive officers is available in its proxy statement filed with the SEC by SUPERVALU on May 12, 2005, and information regarding Albertson’s directors and executive officers is available in its proxy statement filed with the SEC by Albertson’s on May 6, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)

Consolidated Earnings Statements
	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 2, 2006		February 3, 2005		February 2, 2006		February 3, 2005
Sales	$10,227	100.00%	$11,055	100.00%	$40,358	100.00%	$39,810	100.00%
Cost of sales	7,371	72.08	7,979	72.18	29,038	71.95	28,648	71.96

Gross profit	2,856	27.92	3,076	27.82	11,320	28.05	11,162	28.04
Selling, general and administrative expenses	2,468	24.13	2,653	24.00	10,082	24.98	9,946	24.98
Restructuring charges (credits)	—	—	1	0.01	—	—	(10)	(0.02)

Operating profit	388	3.79	422	3.82	1,238	3.07	1,226	3.08
Interest expense, net	125	1.22	139	1.26	529	1.31	499	1.25
Other (income) expense, net	(1)	(0.01)	1	—	(5)	(0.01)	(1)	—

Earnings from continuing operations before income taxes	264	2.58	282	2.55	714	1.77	728	1.83
Income tax expense	100	0.98	96	0.87	252	0.62	254	0.64

Earnings from continuing operations	164	1.61	186	1.68	462	1.14	474	1.19
Discontinued operations:
Operating earnings (loss)	—	—	3	0.03	(5)	(0.01)	(3)	(0.01)
Gain (loss) on disposal	(3)	(0.03)	10	0.10	(21)	(0.05)	(45)	(0.11)
Income tax (expense) benefit	1	0.01	(5)	(0.05)	10	0.02	18	0.04

Earnings (Loss) from discontinued operations	(2)	(0.02)	8	0.08	(16)	(0.04)	(30)	(0.07)

Net earnings	$162	1.59%	$194	1.76%	$446	1.11%	$444	1.11%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.44	$0.50	$1.25	$1.28
Discontinued operations	(0.01)	0.02	(0.04)	(0.08)
Net earnings	0.44	0.53	1.21	1.20
Diluted
Continuing operations	$0.44	$0.50	$1.24	$1.27
Discontinued operations	(0.01)	0.02	(0.04)	(0.08)
Net earnings	0.43	0.52	1.20	1.19
Weighted Average Common Shares Outstanding:
Basic	370	369	370	369
Diluted	373	373	372	372
Percentages or amounts may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)

Consolidated Balance Sheet Data

	February 2, 2006	February 3, 2005

Assets
Current Assets:
Cash and cash equivalents	$406	$273
Accounts and notes receivable, net	723	675
Inventories	3,036	3,119
Assets held for sale	22	43
Prepaid and other	168	185

Total Current Assets	4,355	4,295

Land, Buildings and Equipment, net	9,903	10,472
Goodwill	2,269	2,284
Intangibles, net	844	868
Other assets	500	392

Total Assets	$17,871	$18,311

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,203	$2,250
Salaries and related liabilities	743	739
Self-insurance	276	263
Current maturities of long-term debt and capital lease obligations	51	238
Other current liabilities	607	595

Total Current Liabilities	3,880	4,085

Long-term debt	5,422	5,792
Capital lease obligations	856	857
Self-insurance	691	632
Other long-term liabilities and deferred credits	1,315	1,524

Stockholders’ Equity
Common stock	370	368
Capital in excess of par	122	66
Retained earnings	5,215	4,987

Total Stockholders’ Equity	5,707	5,421

Total Liabilities and Stockholders’ Equity	$17,871	$18,311

Total Common Shares Outstanding at End of Period	370	368
Condensed Consolidated Cash Flow Data

	52 Weeks Ended	53 Weeks Ended
	February 2, 2006	February 3, 2005

Cash Flows From Operating Activities:
Net earnings	$446	$444
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,152	1,101
Net deferred income taxes	(125)	85
Discontinued operations noncash charges	23	71
Other noncash (credits) charges	(63)	6
Changes in operating assets and liabilities	112	407

Net cash provided by operating activities	1,545	2,114

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	(22)	(2,214)
Capital expenditures	(860)	(1,050)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	364	232
Refundable deposit for tax related liabilities	(81)	-
Other	(5)	(36)

Net cash used in investing activities	(604)	(3,068)

Cash Flows From Financing Activities:
Proceeds from mandatory convertible security	—	1,150
Net commercial paper activity	(349)	349
Proceeds from stock options exercised	26	11
Proceeds from long-term borrowings	37	-
Payments on long-term borrowings	(242)	(532)
Mandatory convertible security financing costs	—	(33)
Dividends paid	(280)	(279)

Net cash (used in) provided by financing activities	(808)	666

Net decrease in cash and cash equivalents	133	(288)
Cash and cash equivalents at beginning of period	273	561

Cash and cash equivalents at end of period	$406	$273

Albertson’s Inc.
Reconciliation of Non GAAP Measure & Supplemental Information
(Dollars in millions, except per share amounts)
(Unaudited)
Reconciliation of GAAP Earnings from continuing operations to Adjusted earnings from continuing operations:

	52 Weeks			53 Weeks
	Fiscal 2005			Fiscal 2004
	Before Taxes	After Taxes	Per Diluted Share	Before Taxes	After Taxes	Per Diluted Share
Earnings from continuing operations, as reported	$714	$462	$1.24	$728	$474	$1.27
Strategic alternative costs	22	15	0.04	—	—	—
Hurricane costs	20	12	0.03	28	18	0.05
Estimated hurricane earnings benefit[1]	—	—	—	(6)	(4)	(0.01)
Early payment discounts change	38	23	0.06	—	—	—
Lease accounting change	—	—	—	8	5	0.01
Adjusted earnings from continuing operations	$794	$513	$1.38	$758	$493	1.32

	13 Weeks			14 Weeks
	Fourth Quarter 2005			Fourth Quarter 2004
	Before Taxes	After Taxes	Per Diluted Share	Before Taxes	After Taxes	Per Diluted Share
Earnings from continuing operations, as reported	$264	$164	$0.44	$282	$186	$0.50
Strategic alternative costs	16	12	0.03	—	—	—
Hurricane costs	2	1	0.00	4	3	0.01
Early payment discounts change	38	23	0.06	—	—	—
Lease accounting change	—	—	—	8	5	0.01
Adjusted earnings from continuing operations	$321	$200	$0.54	$294	$194	$0.52

Amounts may not sum due to rounding differences.
[1]	The Company believes that the following factors contributed to the absence of measurable earnings benefits from the 2005 hurricanes: significant population migration leading up to and following the 2005 hurricanes; greater store damage than experienced in 2004; and a slightly longer timeline to re-opening all affected stores than experienced in 2004.